EXHIBIT 99.1

HBT FINANCIAL, INC. ANNOUNCES

ISSUANCE OF $40 MILLION IN SUBORDINATED NOTES

Bloomington, IL, September 3, 2020 – HBT Financial, Inc. (NASDAQ: HBT) (the “Company” or “HBT Financial”), the holding company for Heartland Bank and Trust Company and State Bank of Lincoln, announced today the sale and issuance of $40 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2030 (the "Notes") to certain qualified institutional buyers and institutional accredited investors in a private placement transaction. The Company intends to use the net proceeds from the offering for general corporate purposes.

The Notes will bear interest at an initial fixed rate of 4.50% for five years and will reset quarterly thereafter to the then current three-month SOFR plus 437 basis points. The Company may redeem the Notes, in whole or in part, at its option, on or after September 15, 2025, or prior to such date under certain limited circumstances. The Notes are intended to qualify as Tier 2 capital of the Company for regulatory purposes.

Piper Sandler & Co. acted as sole placement agent. Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to the placement agent and Kirkland & Ellis LLP served as legal counsel to the Company.

About HBT Financial, Inc.

HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company and State Bank of Lincoln. The banks provide a comprehensive suite of business, commercial, wealth management, and retail banking products and services to individuals, businesses and municipal entities throughout Central and Northeastern Illinois through 63 branches. As of June 30, 2020, HBT had total assets of $3.5 billion, total loans of $2.3 billion, and total deposits of $3.0 billion. HBT is a longstanding Central Illinois company, with banking roots that can be traced back 100 years.

CONTACT:

Matthew Keating

HBTIR@hbtbank.com

(310) 622-8230